Amended and Restated Appendix A
to
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
361 CAPITAL, LLC

Fund	Advisor Fee	Effective Date
361 Long/Short Equity Fund	1.25%	12/19/11
361 Managed Futures Strategy Fund	1.50%	12/19/11
361 Global Managed Futures Strategy Fund	1.50%	02/10/14
361 Global Macro Opportunity Fund	1.25%	06/30/14
361 Global Long/Short Equity Fund	1.25%	11/26/14

Agreed and accepted this _________ day of _________, 2014

THE TRUST: INVESTMENT MANAGERS SERIES TRUST on behalf of the 361 Funds
By:
Name:
Title:

THE ADVISOR: 361º Capital, LLC

By:
Name:
Title: